Exhibit 19.1
CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED INTERIM BALANCE SHEET

		(Rs in Million)
		As of September 30,		As of March 31,
	Schedule	2009	2008	2009

SOURCES OF FUNDS

SHAREHOLDERS’ FUNDS
Share capital	1	2,931	2,926	2,928
Share application money pending allotment		16	21	15
Reserves and surplus	2	160,784	123,336	133,356

		163,731	126,283	136,299

LOAN FUNDS
Secured loans	3	2,434	2,088	1,858
Unsecured loans	4	41,022	51,689	55,034

		43,456	53,777	56,892

Minority interest		373	169	237

		207,560	180,229	193,428

APPLICATION OF FUNDS

GOODWILL		54,609	48,977	56,521

FIXED ASSETS AND INTANGIBLE ASSETS
Gross block	5	81,970	65,260	75,353
Less: Accumulated depreciation and amortisation		39,700	32,367	36,342

Net block		42,270	32,893	39,011
Capital work-in-progress and advances		10,632	15,692	13,552

		52,902	48,585	52,563

INVESTMENTS	6	44,601	41,451	18,096

DEFERRED TAX ASSET (NET)		644	638	684

CURRENT ASSETS, LOANS AND ADVANCES
Inventories	7	6,735	8,669	7,586
Sundry debtors	8	46,055	50,343	48,899
Cash and bank balances	9	31,159	20,157	49,117
Loans and advances	10	45,837	39,073	45,400

		129,786	118,242	151,002

LESS: CURRENT LIABILITIES AND PROVISIONS
Liabilities	11	64,102	68,159	67,989
Provisions	12	10,880	9,505	17,449

		74,982	77,664	85,438

NET CURRENT ASSETS		54,804	40,578	65,564

		207,560	180,229	193,428

Notes to condensed consolidated interim financial statements	18
The schedules referred to above form an integral part of the condensed consolidated interim balance sheet

For and on behalf of the Board of Directors

for B S R & Co.	Azim Premji	Girish S Paranjpe	Suresh Vaswani	Suresh C Senapaty
Chartered Accountants	Chairman	Jt CEO, IT Business & Director	Jt CEO, IT Business & Director	Chief Financial Officer & Director

Akeel Master	B C Prabhakar		N Vaghul	V Ramachandran
Partner	Director		Director	Company Secretary
Membership No. 046768
Bangalore
October 27, 2009

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED INTERIM PROFIT AND LOSS ACCOUNT

			(Rs in Million except share data)
					Six months ended September		Year ended
			Quarter ended September 30,		30,		March 31,
	Schedule		2009	2008	2009	2008	2009
INCOME
Gross sales and services			69,131	65,655	133,460	126,353	258,050
Less: Excise duty			200	301	384	635	1,055

Net sales and services			68,931	65,354	133,076	125,718	256,995
Other income, net	13		1,313	754	977	1,121	2,621

			70,244	66,108	134,053	126,839	259,616

EXPENDITURE
Cost of sales and services	14		47,419	45,954	90,717	87,955	179,246
Selling and marketing expenses	15		4,684	4,515	9,002	8,867	17,796
General and administrative expenses	16		4,271	3,670	7,953	6,905	14,978
Interest	17		231	612	759	1,248	2,400

			56,605	54,751	108,431	104,975	214,420

PROFIT BEFORE TAXATION			13,639	11,357	25,622	21,864	45,196
Provision for taxation including fringe benefit tax	18	(9)	2,085	1,659	3,948	3,185	6,460

Profit before minority interest / share in earnings of associates			11,554	9,698	21,674	18,679	38,736

Minority interest			(58)	(22)	(107)	(34)	(99)
Share in earnings of associates			121	106	206	213	362

PROFIT FOR THE PERIOD			11,617	9,782	21,773	18,858	38,999

Appropriations
Proposed dividend			—	—	—	—	5,860
Tax on dividend			—	—	—	—	996

TRANSFER TO GENERAL RESERVE			11,617	9,782	21,773	18,858	32,143

EARNINGS PER SHARE — EPS
Equity shares of par value Rs. 2/- each
Basic (in Rs.)			7.97	6.73	14.95	12.97	26.81
Diluted (in Rs.)			7.93	6.70	14.86	12.92	26.72

Number of shares for calculating EPS
Basic			1,456,876,825	1,454,349,548	1,456,548,439	1,453,986,894	1,454,662,502
Diluted			1,465,487,352	1,460,517,330	1,464,737,800	1,460,121,584	1,459,352,869

Notes to condensed consolidated interim financial statements	18
The schedules referred to above form an integral part of the condensed consolidated interim profit and loss account

For and on behalf of the Board of Directors

for B S R & Co.	Azim Premji	Girish S Paranjpe	Suresh Vaswani	Suresh C Senapaty
Chartered Accountants	Chairman	Jt CEO, IT Business & Director	Jt CEO, IT Business & Director	Chief Financial Officer & Director

Akeel Master	B C Prabhakar		N Vaghul	V Ramachandran
Partner	Director		Director	Company Secretary
Membership No. 046768
Bangalore
October 27, 2009

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDESED CONSOLIDATED INTERIM CASH FLOW STATEMENT

	(Rs in Million)
	Quarter Ended September 30,		Six Months Ended September 30,		Year ended March 31,
	2009	2008	2009	2008	2009

A. Cash flows from operating activities:

Profit before tax	13,639	11,357	25,622	21,864	45,196

Adjustments:

Depreciation and amortisation	2,016	1,661	3,814	3,239	6,864
Amortisation of stock compensation	389	455	775	888	1,767
Exchange differences — net	113	667	(429)	1,816	3,702
Impact of cash flow hedges	1,747	(1,594)	2,735	(2,046)	(12,196)
Interest on borrowings	231	612	759	1,248	2,400
Dividend / interest income — net	(853)	(1,023)	(1,853)	(1,941)	(3,664)
(Profit) / loss on sale of investments	(319)	(428)	(314)	(570)	(681)
Gain on sale of fixed assets	(6)	(4)	(12)	(9)	(28)
Working capital changes :
Sundry debtors and unbilled	(4,035)	(7,110)	(787)	(12,541)	(13,152)
Loans and advances	(1,090)	(1,543)	812	(3,523)	(1,622)
Inventories	56	(909)	851	(2,005)	(922)
Current liabilities and provisions	2,933	7,353	1,649	11,345	16,233

Net cash generated from operations	14,821	9,494	33,622	17,765	43,897
Direct taxes (paid)/refund-net	(2,117)	(2,386)	(4,325)	(959)	(7,798)

Net cash generated by operating activities	12,704	7,108	29,297	16,806	36,099

B. Cash flows from investing activities:

Acquisition of fixed assets (including capital advances)	(2,714)	(4,344)	(5,236)	(8,552)	(16,746)
Proceeds from sale of fixed assets	116	72	180	163	358
Purchase of investments	(98,591)	(77,544)	(192,534)	(208,640)	(342,717)
Proceeds from sale / maturity of investments	94,669	84,085	166,547	183,997	341,687
Intercorporate deposits	2,000	—	4,250	(250)	(3,750)
Payment for acquisition of businesses	(461)	(1,110)	(461)	(1,192)	(6,679)
Dividend / interest income received	1,486	1,023	2,191	1,941	3,664

Net cash (used in)/generated by investing activities	(3,495)	2,182	(25,063)	(32,533)	(24,183)

C. Cash flows from financing activities:

Proceeds from exercise of employee stock options	2	2	4	50	63
Share application money pending allotment	1	21	1	21	15
Interest paid on borrowings	(348)	(612)	(746)	(1,248)	(2,400)
Dividends paid (including distribution tax)	(6,822)	(6,828)	(6,822)	(6,828)	(6,829)
Repayment of borrowings / loans	(23,515)	(17,558)	(35,560)	(33,061)	(80,229)
Proceeds from borrowings / loans	16,343	17,426	21,271	37,208	86,648
Proceeds from issuance of shares by subsidiary	64	—	64	—	—

Net cash generated by / (used in) financing activities	(14,275)	(7,549)	(21,788)	(3,858)	(2,732)

Net (decrease) / increase in cash and cash equivalents during the period	(5,066)	1,741	(17,554)	(19,585)	9,184
Cash and cash equivalents at the beginning of the period	36,512	18,348	49,117	39,270	39,270
Effect of exchange rate changes on cash balance	(287)	68	(404)	472	663

Cash and cash equivalents at the end of the period	31,159	20,157	31,159	20,157	49,117

For and on behalf of the Board of Directors

for B S R & Co.	Azim Premji	Girish S Paranjpe	Suresh Vaswani	Suresh C Senapaty
Chartered Accountants	Chairman	Jt CEO, IT Business &	Jt CEO, IT Business &	Chief Financial Officer
		Director	Director	& Director

Akeel Master	B C Prabhakar		N Vaghul	V Ramachandran
Partner	Director		Director	Company Secretary
Membership No. 046768
Bangalore
October 27, 2009

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULES TO CONDENSED CONSOLIDATED INTERIM BALANCE SHEET

	(Rs in Million except share data)
	As of September 30,	As of March 31,
	2009	2008	2009

SCHEDULE 1 SHARE CAPITAL
Authorised capital
1,650,000,000 (September 30, 2008 & March 31, 2009: 1,650,000,000) equity shares of Rs 2 each	3,300	3,300	3,300
25,000,000 (September 30, 2008 & March 31, 2009: 25,000,000) 10.25 % redeemable cumulative preference shares of Rs. 10 each	250	250	250

	3,550	3,550	3,550

Issued, subscribed and paid-up capital [Refer note 18 (2)]
1,466,277,426 (September 30, 2008: 1,463,003,208, March 31, 2009: 1,464,980,746) equity shares of Rs 2 each	2,933	2,926	2,930
Less: 968,803 (September 30, 2008: Nil, March 31, 2009: 968,803) equity shares issued to and held by controlled trust	(2)	—	(2)

	2,931	2,926	2,928

SCHEDULE 2 RESERVES AND SURPLUS
Capital reserve
Balance brought forward from previous year	1,144	1,144	1,144
Addition during the period	—	—	—

	1,144	1,144	1,144
Securities premium account
Balance brought forward from previous year	27,279	25,373	25,373
Add: Shares issued to controlled trust	—	—	540
Add: Exercise of stock options by employees	773	763	1,366

	28,052	26,136	27,279
Less: Shares issued to controlled trust [Refer note 18(2)]	(540)	—	(540)

	27,512	26,136	26,739
Translation reserve
Balance brought forward from previous year	497	(10)	(10)
Movement during the period	441	2,331	507

	938	2,321	497
Restricted stock units reserve [Refer note 18(8)]
Employee stock options outstanding	5,607	7,544	6,693
Less: Deferred employee compensation expense	3,290	5,516	4,380

	2,317	2,028	2,313
General reserve
Balance brought forward from previous year	118,813	86,764	86,764
Additions [Refer note 18 (3) (ii)]	20,709	18,766	32,049

	139,522	105,530	118,813
Hedging reserve [Refer note 18(5)]
Balance brought forward from previous year	(16,150)	(1,097)	(1,097)
Movement during the period	5,501	(12,726)	(15,053)

Unrealised loss on cash flow hedging derivatives, net	(10,649)	(13,823)	(16,150)

Summary of reserves and surplus
Balance brought forward from previous year	133,356	113,991	113,991
Movement during the period	27,428	9,345	19,365

	160,784	123,336	133,356

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULES TO CONDENSED CONSOLIDATED INTERIM BALANCE SHEET

	(Rs in Million)
	As of September 30,	As of March 31,
	2009	2008	2009

SCHEDULE 3 SECURED LOANS
Term loans [1]	611	337	233
Cash credit [1]	1,074	625	643
Finance lease obligation [1]	749	1,126	982

	2,434	2,088	1,858

[1]	Term loans and cash credit facility are secured by hypothecation of stock-in-trade, book debts, immovable/movable properties and other assets.

SCHEDULE 4 UNSECURED LOANS
External commercial borrowings	18,716	15,527	18,052
Borrowing from banks	21,255	35,635	35,829
Interest free loan from state governments	37	39	37
Others	1,014	488	1,116

	41,022	51,689	55,034

SCHEDULE 5 FIXED ASSETS

(Rs in Million)
PARTICULARS	GROSS BLOCK					ACCUMULATED DEPRECIATION AND AMORTISATION					NET BLOCK
							Depreciation
							and
	As of April		Effect of		As of September	As of April	amortisation	Effect of	Deductions /	As of September	As of September	As of March
	1, 2009	Additions	Translation*	Deductions	30, 2009	1, 2009	for the period	Translation*	adjustments	30, 2009	30, 2009	31, 2009

(a) Tangible fixed assets
Land (including leasehold)	4,052	66	1	—	4,119	19	51	—	—	70	4,049	4,033
Buildings	15,329	2,694	9	—	18,032	1,659	193	9	—	1,861	16,171	13,670
Plant & machinery#	42,037	3,266	(130)	(305)	44,868	27,178	2,708	(32)	(193)	29,661	15,207	14,859
Furniture, fixture and equipments	8,160	1,138	27	(108)	9,217	4,619	520	17	(91)	5,065	4,152	3,541
Vehicles	2,864	241	4	(179)	2,930	1,759	262	4	(113)	1,912	1,018	1,105
(b) Intangible fixed assets
Technical know-how	384	8	13	—	405	384	1	13	—	398	7	—
Brands, patents, trade marks and rights	2,527	20	(148)	—	2,399	724	79	(70)	—	733	1,666	1,803

	75,353	7,433	(224)	(592)	81,970	36,342	3,814	(59)	(397)	39,700	42,270	39,011

Previous year - 31 March 2009 @	56,280	17,607	2,265	(799)	75,353	28,067	6,864	1,212	199	36,342	39,011

*	Represents translation of fixed assets of non-integral foreign entities into Indian Rupee

#	Plant and machinery includes computers and computer software

@	Additions include Gross Block of Rs 859 and adjustments include Accumulated depreciation of Rs 613 in respect of assets of entities acquired during the 31 March 2009.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULES TO CONDENSED CONSOLIDATED INTERIM BALANCE SHEET

	(Rs in Million)
	As of September 30,	As of March 31,
	2009	2008	2009

SCHEDULE 6 INVESTMENTS
Long term — unquoted
Investment in associates [Refer note 18(6)]
Wipro GE Healthcare Private Limited [2]	1,843	1,521	1,670
Other investments [Refer note 18(14)]	592	362	343

	2,435	1,883	2,013

Current investments — quoted [Refer note 18(14)]
Investments in Indian money market mutual funds	41,386	39,568	15,136
Current investments — unquoted [Refer note 18(14)]
Certificates of deposit	780	—	947

	42,166	39,568	16,083

	44,601	41,451	18,096

[2]	Equity investments in this company carry certain restrictions on transfer of shares as provided for in the shareholders’ agreements

SCHEDULE 7 INVENTORIES
Finished goods	2,819	3,866	3,678
Raw materials	2,359	3,369	2,440
Stock in process	674	823	694
Stores and spares	883	611	774

	6,735	8,669	7,586

SCHEDULE 8 SUNDRY DEBTORS
Unsecured
Debts outstanding for a period exceeding six months
Considered good	6,682	3,486	5,832
Considered doubtful	2,300	1,350	1,433

	8,982	4,836	7,265

Other debts
Considered good	39,373	46,857	43,067
Considered doubtful	—	—	486

	48,355	51,693	50,818

Less: Provision for doubtful debts	2,300	1,350	1,919

	46,055	50,343	48,899

SCHEDULE 9 CASH AND BANK BALANCES
Balances with bank:
In current account	14,746	8,181	22,264
In deposit account	15,517	11,683	26,173
Cash and cheques on hand	896	293	680

[Refer note 18(13)]	31,159	20,157	49,117

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULES TO CONDENSED CONSOLIDATED INTERIM BALANCE SHEET

	(Rs in Million)
	As of September 30,	As of March 31,
	2009	2008	2009

SCHEDULE 10 LOANS AND ADVANCES
Unsecured, considered good unless otherwise stated
Advances recoverable in cash or in kind or for value to be received
Considered good
- Prepaid expenses	4,531	4,700	4,059
- Advance to suppliers	485	1,576	706
- Employee travel and other advances	1,159	1,500	1,359
- Others	2,601	4,190	3,500

	8,776	11,966	9,624
Considered doubtful	216	159	160

	8,992	12,125	9,784
Less: Provision for doubtful advances	216	159	160

	8,776	11,966	9,624

Other deposits	1,616	1,484	1,586
Derivative assets	2,695	3,390	1,421
Finance lease receivables	3,604	1,572	3,605
Advance income taxes	11,429	6,354	9,952
Inter corporate deposits	—	750	4,250
Balances with excise and customs	994	754	854
Unbilled revenues	16,723	12,803	14,108

	45,837	39,073	45,400

SCHEDULE 11 LIABILITIES
Accrued expenses	24,804	21,173	23,342
Statutory liabilities	3,708	3,329	3,455
Sundry creditors	20,955	18,753	19,437
Unearned revenues	4,258	5,846	6,734
Advances from customers	2,981	1,984	2,428
Derivative liabilities	7,018	17,055	12,257
Unclaimed dividends	18	19	17
Others	360	—	319

	64,102	68,159	67,989

SCHEDULE 12 PROVISIONS
Employee retirement benefits	2,818	2,848	3,111
Warranty	958	949	989
Provision for tax	7,104	5,708	6,493
Proposed dividend	—	—	5,860
Tax on proposed dividend	—	—	996

	10,880	9,505	17,449

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULES TO CONDENSED CONSOLIDATED INTERIM PROFIT AND LOSS ACCOUNT

	(Rs in Million)
					Year ended
	Quarter ended September 30,		Six months ended September 30,		March 31,

	2009	2008	2009	2008	2009

SCHEDULE 13 OTHER INCOME, NET

Income from current investments
- Dividend on mutual fund units	410	620	670	1,194	2,265
- Profit/ (loss) on sale of investments	319	428	314	570	681
Interest on debt instruments and others	443	403	1,183	747	1,964
Exchange differences, net	240	(281)	(1,166)	(978)	(1,553)
Exchange fluctuations on foreign currency borrowings, net	(330)	(539)	(408)	(678)	(1,465)
Miscellaneous income	231	123	384	266	729

	1,313	754	977	1,121	2,621

SCHEDULE 14 COST OF SALES AND SERVICES
Employee compensation	22,480	22,202	45,572	43,783	91,293
Raw materials, finished and process stocks consumed	14,400	13,112	24,605	23,781	45,797
Sub contracting / technical fees / third party application	3,717	3,562	7,110	6,799	14,184
Travel	1,226	1,769	2,513	3,301	6,684
Depreciation and amortisation	1,844	1,526	3,486	2,997	6,367
Repairs	1,034	781	1,714	1,458	3,142
Communication	707	591	1,445	1,182	2,610
Power and fuel	478	472	925	896	1,863
Outsourced technical services	308	369	703	703	1,442
Rent	469	398	1,004	770	1,667
Stores and spares	155	176	287	332	602
Insurance	102	88	175	187	372
Rates and taxes	34	68	125	148	313
Miscellaneous expenses	465	840	1,053	1,618	2,910

	47,419	45,954	90,717	87,955	179,246

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULES TO CONDENSED CONSOLIDATED INTERIM PROFIT AND LOSS ACCOUNT

	(Rs in Million)
					Year ended
	Quarter ended September 30,		Six months ended September 30,		March 31,

	2009	2008	2009	2008	2009

SCHEDULE 15 SELLING AND MARKETING EXPENSES
Employee compensation	2,242	2,215	4,245	4,260	8,982
Advertisement and sales promotion	1,212	1,025	2,273	1,956	3,470
Travel	194	294	397	601	1,037
Carriage and freight	261	250	482	515	1,005
Sales commission	195	211	430	397	886
Rent	93	85	236	219	477
Communication	104	101	189	181	396
Conveyance	35	38	71	79	157
Depreciation and amortisation	80	77	135	147	265
Repairs	33	14	48	43	123
Insurance	13	4	28	15	26
Rates and taxes	15	11	26	17	59
Miscellaneous expenses	207	190	442	437	913

	4,684	4,515	9,002	8,867	17,796

SCHEDULE 16 GENERAL AND ADMINISTRATIVE EXPENSES
Employee compensation	1,942	1,659	3,813	3,205	6,790
Travel	270	380	609	749	1,435
Legal and professional charges	556	363	915	683	1,502
Repairs and mantainance	308	243	479	397	780
Provision for doubtful debts	387	160	482	267	939
Staff recruitment	68	138	138	219	411
Manpower outside services	64	90	124	147	264
Depreciation and amortisation	92	58	193	95	232
Rates and taxes	63	11	96	20	72
Insurance	33	32	74	58	125
Rent	138	128	271	189	382
Auditors’ remuneration	6	6	12	12	23
Miscellaneous expenses	344	402	747	864	2,023

	4,271	3,670	7,953	6,905	14,978

SCHEDULE 17 INTEREST
Cash credit and others	231	612	759	1,248	2,400

	231	612	759	1,248	2,400

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULE 18 — NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Company overview
Wipro Limited (Wipro or the Parent), together with its subsidiaries and associates (collectively, the Company or the group) is a leading India based provider of IT Services, including Business Process Outsourcing (BPO) services, globally. Further, Wipro has other businesses such as IT Products, Consumer Care and Lighting and Infrastructure engineering. Wipro is headquartered in Bangalore, India.
1.	Significant accounting policies

i.	Basis of preparation of financial statements

The condensed consolidated interim financial statements are prepared in accordance with Indian Generally Accepted Accounting Principles (GAAP) under the historical cost convention and on the accrual basis except for certain financial instruments, which are measured on a fair value basis . GAAP comprises Accounting Standards (AS), issued by the Institute of Chartered Accountants of India (ICAI) and other generally accepted accounting principles in India.

The condensed consolidated interim financial statements for the quarter and six months ended September 30, 2009 have been prepared in accordance with the recognition, measurement and disclosure provisions of AS 25, Interim Financial Reporting, issued pursuant to the Companies (Accounting Standards) Rules, 2006 and by the ICAI. These financial statements should be read in conjunction with the consolidated annual financial statements of the Company for the year ended as at March 31, 2009. The accounting policies followed in preparation of these financial statements are consistent with those followed in the preparation of the consolidated annual financial statements.

ii.	Principles of consolidation

The condensed consolidated interim financial statements include the financial statements of Wipro and all its subsidiaries, which are more than 50% owned or controlled.

The financial statements of the parent company and its majority owned / controlled subsidiaries have been combined on a line by line basis by adding together the book values of all items of assets, liabilities, incomes and expenses after eliminating all inter -company balances / transactions and resulting unrealized gain / loss.

The condensed consolidated interim financial statements are prepared using uniform accounting policies for similar transactions and other events in similar circumstances.

iii.	Use of estimates

The preparation of financial statements in accordance with the generally accepted accounting principles requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expenses. Estimates and underlying assumptions are reviewed on an ongoing basis. Revision to accounting estimate is recognised in the period in which the estimates are revised and in any future period affected .

iv.	Fixed assets, intangible assets and capital work-in-progress

Fixed assets are stated at historical cost less accumulated depreciation. Costs include expenditure directly attributable to the acquisition of the asset. Borrowing costs directly attributable to the construction or production of qualifying assets are capitalized as part of the cost Intangible assets are stated at the consideration paid for acquisition less accumulated amortization.

Advances paid towards the acquisition of fixed assets outstanding as of each balance sheet date and the cost of fixed assets not ready for use before such date are disclosed under capital work -in-progress.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
v.	Investments

Long term investments (other than investment in associate) are stated at cost less any other than temporary decline in the value of such investments. Current investments are valued at lower of cost and fair value determined by category of investment. The fair value is taken as quoted market price adjusted for cost of disposal.

Investment in associate is accounted under the equity method.

vi.	Inventories

Inventories are valued at lower of cost and net realizable value, including necessary provision for obsolescence. Cost is determined using the weighted average method.

vii.	Provisions and contingent liabilities

Provisions are recognised when the Company has a present obligation as a result of past event, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate can be made of the amount of obligation.

A disclosure for a contingent liability is made when there is a possible obligation or a present obligation that may, but probably will not, require an outflow of resources. Where there is a possible obligation or a present obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made.

The Company recognizes provision for onerous contracts based on the estimate of excess of unavoidable costs of meeting obligations under the contracts over the expected economic benefits.

viii.	Revenue recognition

Services:

Revenue from Software development services comprises revenue from time and material and fixed -price contracts. Revenue from time and material contracts is recognised as related services are performed. Revenue from fixed-price, fixed-time frame contracts is generally recognised in accordance with the “Percentage of Completion” method.

Revenues from BPO services are derived from both time-based and unit-priced contracts. Revenue is recognised as the related services are performed, in accordance with the specific terms of the contract with the customers.

Revenue from application maintenance services is recognised over the period of the contract.

Revenue from customer training, support and other services is recognised as the related services are performed.

Provision for estimated losses, if any, on incomplete contracts are recorded in the period in which such losses become probable based on the current contract estimates.

‘Unbilled revenues’ included in loans and advances represent cost and earnings in excess of billings as at the balance sheet date. ‘Unearned revenues’ included in current liabilities represent billing in excess of revenue recognised.

Products:

Revenue from sale of products is recognised when the product has been delivered, in accordance with the sales contract. Revenues from product sales are shown as net of excise duty, sales tax separately charged and applicable discounts.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Other income:

Agency commission is accrued when shipment of consignment is dispatched by the principal.

Profit on sale of investments is recorded upon transfer of title by the Company. It is determined as the difference between the sales price and carrying amount of the related investment.

Interest is recognised using the time-proportion method, based on rates implicit in the transaction.

Dividend income is recognised where the Company’s right to receive dividend is established.

Export incentives are accounted on accrual basis and include estimated realizable values/ benefits from special import licenses and advance licenses.

ix.	Leases

Assets acquired under finance leases are recognised at the lower of the fair value of the leased assets at inception and the present value of minimum lease payments. Lease payments are apportioned between the finance charge and the outstanding liability. The finance charge is allocated to periods during the lease term at a constant periodic rate of interest on the remaining balance of the liability.

Lease rentals in respect of assets taken under operating leases are charged to profit and loss account on a straight line basis over the lease term.

Inventories given under finance leases, are recognised at an amount equal to the net investment in the lease and the finance income is based on a constant rate of return on the outstanding net investment.

x.	Foreign currency transactions

Transaction:

Foreign currency transactions are accounted in the books of accounts at the average rate for the month.

The difference between the rate at which foreign currency transactions are accounted and the rate at which they are realized is recognised in the profit and loss account.

Translation:

Monetary foreign currency assets and liabilities at period-end are translated at the closing rate. The difference arising from the translation is recognised in the profit and loss account, except for the exchange difference arising on monetary items that qualify as hedging instruments in a cash flow hedge or hedge of a net investment in a non-integral foreign operation. In such cases the exchange difference is initially recognised in hedging reserve or translation reserve, respectively. Such exchange differences are subsequently recognised in the profit and loss account on occurrence of the underlying hedged transaction or on disposal of the investment, respectively.

Integral operations:

Monetary assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. Non-monetary items are translated at the historical rate. The items in the profit and loss account are translated at the average exchange rate during the period. The differences arising out of the translation are recognised in the profit and loss account.

Non-integral operations:

Assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. The items in the profit and loss account are translated at the average exchange rate during the period. The differences arising out of the translation are transferred to translation reserve.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
xi.	Financial Instruments

Financial instruments are recognised when the Company becomes a party to the contractual provisions of the instrument.

Derivative instruments and Hedge accounting:

The Company is exposed to foreign currency fluctuations on foreign currency assets, liabilities, net investment in a non-integral foreign operation and forecasted cash flows denominated in foreign currency. The Company limits the effects of foreign exchange rat e fluctuations by following established risk management policies including the use of derivatives. The Company enters into derivative financial instruments, where the counterparty is a bank.

The Company early adopted AS 30 and the limited revisions to other accounting standards which come into effect upon adoption of AS 30 from April 1, 2008. In accordance with the recognition and measurement principles set out in AS 30, changes in fair value of derivative financial instruments designated as cash flow hedges are recognised directly in shareholders’ funds and reclassified into the profit and loss account upon the occurrence of the hedged transaction. The Company also designates derivative financial instruments as hedges of net investment in non -integral foreign operation. The portion of the changes in fair value of derivative financial instruments determined to be an effective hedge are recognised in the shareholders’ funds and would be recognised in the profit and loss account upon sale or disposal of related non-integral foreign operation. Changes in fair value relating to the ineffective portion of the hedges and derivatives not designated as hedges are recognised in the profit and loss account as they arise.

AS 30 states that particular sections of other accounting standards; AS 4, Contingencies and Events Occurring after Balance Sheet Date, to the extent it deals with contingencies, AS 11 (revised 2003), The Effects of Changes in Foreign Exchange Rates, to the extent it deals with the ‘forward exchange contracts’ and AS 13, Accounting for Investments, except to the extent it relates to accounting for investment properties, will stand withdrawn only from the date AS 30 becomes mandatory (April 1, 2011 for the Company). Accordingly, the Company continues to comply with the guidance in AS 4 — relating to contingencies, AS 11 — relating to forward contracts and AS 13 until AS 30 becomes mandatory.

Non-Derivative Financial Instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial assets of the Company mainly include cash and bank balances, sundry debtors, unbilled revenues, finance lease receivables, employee travel and other advances, other loans and advances and derivative financial instruments with a positive fair value. Financial liabilities of the Company mainly comprise secured and unsecured loans, sundry creditors, accrued expenses and derivative financial instruments with a negative fair value. Financial assets / liabilities are recognised on the balance sheet when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognised when all of risks and rewards of the ownership have been transferred. The transfer of risks and rewards is evaluated by comparing the exposure, before and after the transfer, with the variability in the amounts and timing of the net cash flows of the transferred assets.

The Company measures the financial assets and liabilities, except for derivative financial assets and liabilities at amortized cost using the effective interest method. The Company measures the short -term payables and receivables with no stated rate of interest at original invoice amount, if the effect of discounting is immaterial. Non-interest-bearing deposits are discounted to their present value.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
xii.	Depreciation and amortisation

Depreciation is provided on straight line method based on the estimated useful life of the asset. Management estimates the useful life of various assets as follows:

Nature of asset	Life of asset
Building	30 — 60 years
Plant and machinery	5 — 21 years
Office equipment	3 — 10 years
Vehicles	4 years
Furniture and fixtures	3 — 10 years
Data processing equipment and software	2 — 6 years
Fixed assets individually costing Rs 5,000/- or less are depreciated at 100%.
Assets under capital lease are amortised over their estimated useful life or the lease term, whichever is lower. Intangible assets are amortized over their estimated useful life on a straight line basis. For various brands acquired by the Company, the estimated useful life has been determined ranging between 20 to 25 years based on expected life, performance, market share, niche focus and longevity of the brand. Accordingly, such intangible assets are being amortised over the determined useful life. Payments for leasehold land are amortised over the period of lease.
xiii.	Impairment of assets

Financial assets:

The Company assesses at each balance sheet date whether there is any objective evidence that a financial asset or group of financial assets is impaired. If any such indication exists, the Company estimates the amount of impairment loss. The amount of loss for short-term receivables is measured as the difference between the assets carrying amount and undiscounted amount of future cash flows. Reduction, if any, is recognised in the profit and loss account. If at the balance sheet date there is any indication that if a previously assessed impairment loss no longer exists, the recogni sed impairment loss is reversed, subject to maximum of initial carrying amount of the short-term receivable.

Other than financial assets:

The Company assesses at each balance sheet date whether there is any indication that a non-financial asset including goodwill may be impaired. If any such indication exists, the Company estimates the recoverable amount of the asset. If such recoverable amount of the asset or the recoverable amount of the cash generating unit to which the asset belongs to is less than its carrying amount, the carrying amount is reduced to its recoverable amount. The reduction is treated as an impairment loss and is recognised in the profit and loss account. If at the balance sheet date there is an indication that if a previously assessed impairment loss no longer exists, the recoverable amount is reassessed and the asset is reflected at the recoverable amount subject to a maximum of depreciated historical cost. In respect of goodwill , the impairment loss will be reversed only when it was caused by specific external events and their effects have been reversed by subsequent external events.

xiv.	Employee benefits

Provident fund:

Employees receive benefits from a provident fund. The employee and employer each make monthly contributions to the plan equal to 12% of the covered employee’s salary. A portion of the contribution is made to the provident fund trust managed by the Company, while the remainder of the contribution is made to the Government’s provident fund.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Compensated absences:

The employees of the Company are entitled to compensated absence. The employees can carry-forward a portion of the unutilized accrued compensated absence and utilize it in future periods or receive cash compensation at retirement or termination of employment for the u nutilized accrued compensated absence. The Company records an obligation for compensated absences in the period in which the employee renders the services that increase this entitlement. The Company measures the expected cost of compensated absence as the additional amount that the Company expects to pay as a result of the unused entitlement that has accumulated at the balance sheet date. Long term compensated absences is accrued based on actuarial valuation at the balance sheet date carried out by an indep endent actuary.

Gratuity:

In accordance with applicable Indian laws, the Company provides for gratuity, a defined benefit retirement plan (Gratuity Plan) covering eligible employees. The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee’s last drawn salary and the years of employment with the Company. Liability with regard to gratuity plan is accrued based on actuarial valuations at the balance sheet date, carried out by an independent actuary. Actuarial gain or loss is recognised immediately in the statement of profit and loss as income or expense. The Company has an employees’ gratuity fund managed by the Life Insurance Corporation of India (LIC) and HDFC Standard Life.

Superannuation:

The employees of the Company also participate in a defined contribution plan maintained by the Company. This plan is administered by the LIC and ICICI Prudential Insurance Company Limited. The Company makes annual contributions based on a specified percentage of each covered employee’s salary.

xv.	Employee stock options

The Company determines the compensation cost based on the intrinsic value method. The compensation cost is amortised on a straight line basis over the vesting peri od.

xvi.	Taxes

Income tax:

The current charge for income taxes is calculated in accordance with the relevant tax regulations.

Deferred tax assets and liabilities are recognised for the future tax consequences attributable to timing differences that result between the profit offered for income taxes and the profit as per the financial statements by each entity in the Group.

Deferred taxes are recognised in respect of timing differences which originate during the tax holiday period but reverse after the tax holiday period. For this purpose, reversal of timing difference is determined using first in first out method.

Deferred tax assets and liabilities are measured using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in the period that includes the enactment/substantive enactment date.

Deferred tax assets on timing differences are recognised only if there is a reasonable certainty that sufficient future taxable income will be available against which such deferred tax assets can be realized. However, deferred tax assets on the timing differences when unabsorbed depreciation and losses carried forward exist, are recognised only to the extent that there is virtual certainty that sufficient future taxable income will be available against which such deferred tax assets can be realized.

Deferred tax assets are reassessed for the appropriateness of their respective carrying amounts at each balance sheet date.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
The Company offsets, on a year on year basis, the current tax assets and liabilities, where it has a legally enforceable right and where it intends to settle such assets and liabilities on a net basis.

xvii.	Earnings per share

Basic:

The number of equity shares used in computing basic earnings per share is the weighted average number of shares outstanding during the period excluding equity shares held by controlled trust.

Diluted:

The number of equity shares used in computing diluted earnings per share comprises the weighted average equity shares considered for deriving basic earnings per share, and also the weighted average number of equity shares that could have been issued on the conversion of all dilutive potential equity shares.

Dilutive potential equity shares are deemed converted as of the beginning of the period, unless issued at a later date. The number of equity shares and potentially dilutive equity shares are adjusted for any stock splits and bonus shares issued.

xviii.	Cash flow statement

Cash flows are reported using the indirect method, whereby net profits before tax is adjusted for the effects of transactions of a non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from regular revenue generating, investing and financing activities of the Company are segregated.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
2.	Share capital

The following are the details for 1,466,277,426 (September 30, 2008: 1,463,003,208, March 31, 2009: 1,464,980,746) equity shares as of September 30, 2009:

No. of shares	Description

1,398,430,659	Equity shares / American Depository Receipts (ADRs) ( September 30, 2008 & March 31, 2009: 1,398,430,659) have been allotted as fully paid bonus shares /ADRs by capitalization of Securities premium a ccount and Capital redemption reserve.

1,325,525	Equity shares (September 30, 2008 and March 31, 2009: 1,325,525) have been allotted as fully paid-up, pursuant to scheme of amalgamation, without payment being received in cash.

968,803	Equity shares (September 30, 2008: Nil, March 31, 2009: 968,803) allotted to the Wipro Inc Trust, the sole beneficiar y of which is Wipro Inc, wholly owned subsidiary of the Company, without payment being received in cash, in consideration of acquisition of inter -company investments.

3,162,500	Equity shares (September 30, 2008 and March 31, 2009: 3,162,500) representing American Depository Receipts issued during 2000 -2001 pursuant to American Depository offering by the Company.

61,464,939	Equity shares (September 30, 2008: 59,159,524, March 31, 2009: 60,168,259) issued pursuant to Employee Stock Option Plan.
3.	Note on reserves

i)	Restricted stock units reserve includes Deferred Employee Compensation, which represents future charge to the profit and loss account and employee stock options outstanding to be treated as securities premium at the time of allotment of shares.

ii)	Additions to General Reserve include:

(Rs in Million)
			For the
	Six months ended		year ended
	September	September	March
Particulars	30,2009	30,2008	31,2009

Transfer from Profit and Loss Account	21,773	18,858	32,143
Adjustment on adoption of AS 30	—	(89)	(89)
Additional purchase consideration [refer note 18(15)]	(1,097)	—	—
Dividend paid to Wipro Equity Reward Trust and Wipro Inc	36	—	—
Trust
Others	(3)	(3)	(5)

	20,709	18,766	32,049

4.	The Company has adopted AS 30 and the limited revisions to other accounting standards which come into effect upon adoption of AS 30.

AS 30 states that particular sections of other accounting standards; AS 4, Contingencies and Events Occurring after Balance sheet Date, to the extent it deals with contingencies, AS 11 (revised 2003), The Effects of Changes in Foreign Exchange Rates, to the extent it deals with the ‘forward exchange contracts’ and AS 13, Accounting for Investments, except to the extent it relates to accounting for investment properties, would stand withdrawn only from the date AS 30 becomes manda tory (April 1, 2011 for the Company).

Accordingly, the Company continues to comply with the guidance under these accounting standards; AS 4 — relating to Contingencies, AS 11 — relating to Forward Contracts and AS 13 until AS 30 becomes mandatory.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
i)	As permitted by AS 30 and the consequent limited revisions to other accounting standards, the Company has designated a yen-denominated foreign currency borrowing amounting to JPY 27 Billion along with a floating for floating Cross-Currency Interest Rate Swap (CCIRS), as a hedging instrument to hedge its net investment in a non-integral foreign operation. In addition, the Company has also designated yen-denominated foreign currency borrowing amounting to JPY 8 Billion along with floating for fixed CCIRS as cash flow hedge of the yen- denominated borrowing and also as a hedge of net investment in a non-integral foreign operation.

ii)	Accordingly, the translation gain/ (loss) on the foreign currency borrowings and portion of the changes in fair value of CCIRS which are determined to be effective hedge of net investment in non-integral operation and cash flow hedge of yen-denominated borrowings aggregating to Rs 134 Million and Rs. 1,112 Million for the quarter and six months ended September 30, 2009 respectively (quarter and six months ended September 30, 2008: Rs. (1,156) Million and Rs. (1,816) Million respectively, March 31, 2009: Rs (3,044) Million) was recognised in translation reserve / hedging reserve in shareholders’ funds. The amount of gain/ (loss) of Rs (161) Million and Rs 920 Million for the quarter and six months ended September 30, 2009 respectively (quarter and six months ended September 30, 2008: Rs. (1,156) Million and Rs. (1,816) Million respectively, March 31, 2009: Rs (3,753) Million) recognised in translation reserve would be transferred to profit and loss account upon sale or disposal of non-integral foreign operations and the amount of gain / (loss) of Rs 295 Million and Rs 192 Million for the quarter and six months ended September 30, 2009 respectively, (quarter and six months ended September 30, 2008: Nil, March 31, 2009: Rs 709 Million) recognised in the hedging reserve would be transferred to profit and loss upon occurrence of the hedged transaction.

iii)	In accordance with AS 11, if the Company had continued to recognize translation (losses)/ gains on foreign currency borrowing in the profit and loss account, the foreign currency borrowing would not have been eligible to be combined with CCIRS for hedge accounting. Consequently the CCIRS also would not have qualified for hedge accounting and changes in fair value of CCIRS would have been recognised in the profit and loss account. As a result profit after tax would have been higher/ (lower) by Rs 120 Million and Rs 1,055 Million for the quarter and six months ended September 30, 2009 respectively (quarter and six months ended September 30, 2008: Rs. (1,156) Million and Rs. (1,816) Million respectively, March 31, 2009: Rs (3,044) Million).
5.	Derivatives

As of September 30, 2009, the Company has recognised losses of Rs 10,649 Million (September 30, 2008: Rs. 13,823 Million, March 31, 2009: Rs 16,150 Million) relating to derivative financial instruments that are designated as effective cash flow hedges in the shareholders’ funds.

In addition to the derivative instruments discussed above in Note 4 the Company has also designated certain forward contracts to hedge its net investment in non-integral foreign operations. The Company has recognized gain/ (loss) of Rs. 445 Million and Rs. 1,159 Million for the quarter and six months ended September 30, 2009 respectively (quarter and six months ended September 30, 2008: Rs. (2,117) Million and Rs (1,998) Million respectively, March 31, 2009: Rs (4,410) Million) relating to the derivative financial instruments in translation reserve in the shareholders’ funds.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
The following table presents the aggregate contracted principal amounts of the Company’s derivative contracts outstanding as at:

	(In Million)
	As at		As at	As at
	September		September	March
	30, 2009		30, 2008	31, 2009

Designated derivative instruments
Sell		$954	$2,172		$1,060
		£46	£65		£54
		—	€12		—
		¥5,354	¥6,906		¥6,130
	AUD	15	—	AUD	3
		—	—	CHF	2
		—	—	SGD	1
Buy		$15	—		—
Cross currency swaps		¥35,016	¥35,016		¥35,016
Net investment in non-integral foreign operations		$262	$305		$267
		€40	€65		€40

Non designated derivative instruments
Sell		$234	$320		$612
		£28	£74		$53
	AUD	8	—		—
		€18	€47		€39
Buy		$310	$498		$438
			¥20,144		¥23,170
6.	The Company has a 49% equity interest in Wipro GE Healthcare Private Limited (Wipro GE), an entity in which General Electric, USA holds the majority equity interest. The shareholders agreement provides specific rights to the two shareholders. Management believes that these specific rights do not confer joint control as defined in Accounting Standard 27 “Financial Reporting of Interests in Joint Ventures”. Consequently, Wipro GE is not considered as a joint venture and consolidation of financial statements is carried out as per the equity method in terms of Accounting Standard 23 “Accounting for Investments in Associates in Consolidated interim financial statements”.

7.	Sale of financial assets

From time to time, in the normal course of business, the Company transfers accounts receivables, net investment in sales-type finance receivables and employee advances (financials assets) to banks. Under the terms of the arrangements, the Company surrenders control over the financial assets and accordingly the transfers are recorded as sale of financial assets. The sale of financial assets may be with or without recourse. Under arrangements with recourse, the Company is obligated to repurchase the uncollected financial assets, subject to limits specified in the agreement with the banks. Additionally, the Company retains servicing responsibility for the transferred financial assets. Gains and losses on sale of financial assets are recorded at the time of sale based on the carrying value of the financial assets, fair value of servicing liability and recourse obligations.

During the quarter and six months ended September 30, 2009, the Company transferred financial assets of Rs. 780 Million and Rs. 1,955 Million, respectively (quarter and six months ended September 30, 2008: Rs. 182 Million and Rs. 813 Million respectively, March 31, 2009: Rs. 539 Million), under such arrangements and has included the proceeds in net cash provided by operating activities in the condensed statements of cash flows. This transfer resulted in a net gain / (loss) of Rs. (8) Million and Rs. 20 Million

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
for the quarter and six months ended September 30, 2009 (quarter and six months ended September 30, 2008: Rs. 30 Million and Rs. 19 Million, respectively, March 31, 2009: Rs. (35) Million). As at September 30, 2009, the maximum amounts of recourse obligation in respect of the transferred financial assets are Rs. 484 (September 30, 2008: Nil, March 31, 2009: Nil).

8.	Employee stock option

i)	Employees covered under Stock Option Plans and Restricted Stock Unit (RSU) Option Plans are granted an option to purchase shares of the Company at the respective exercise prices, subject to requirements of vesting conditions. These options generally vest over a period of five years from the date of grant. Upon vesting, the employees can acquire one equity share for every option. The maximum contractual term for aforementioned stock option plans is generally 10 years.

ii)	The stock compensation cost is computed under the intrinsic value method and amortised on a straight line basis over the total vesting period of five years. The Company has granted Nil and 5,000 Options under RSU Options Plan during the quarter and six months ended September 30, 2009, respectively. For the quarter and six months ended September 30, 2009, the Company has recorded stock compensation expense of Rs. 389 Million and Rs. 775 Million, respectively (quarter and six months ended September 30, 2008: Rs 455 Million and Rs. 888 Million, respectively, March 31, 2009: Rs 1,767 Million).

9.	Income tax

Provision for tax has been allocated as follows:

(Rs in Million)
	Quarter ended		Six months ended		Year Ended
	September 30,		September 30,		March 31,
Particulars	2009	2008	2009	2008	2009

Net current tax *	2,012	1,660	3,839	3,111	6,203
Deferred tax	173	(85)	109	(109)	(155)
Fringe benefit tax	(100)	84	—	183	412

Total income taxes	2,085	1,659	3,948	3,185	6,460

*	Current tax provision includes reversal / (charge) of tax provision in respect of earlier periods no longer required amounting to Rs. 349 Million and Rs. 428 Million for the quarter and six month ended September 30, 2009, respectively (quarter and six months ended September 30, 2008: Rs (50) Million and Rs. (23) Million respectively, March 31, 2009: Rs. 369 Million).
10.	The Company had received tax demands from the Indian income tax authorities for the financial years ended March 31, 2001, 2002, 2003 and 2004 aggregating to Rs. 11,127 Million (including interest of Rs. 1,503 Million). The tax demand was primarily on account of denial of deduction claimed by the Company under Section 10A of the Income Tax Act 1961, in respect of profits earned by its undertakings in Software Technology Park at Bangalore. The appeals filed by the Company for the above years to the first appellate authority were allowed in favour of the Company, thus deleting substantial portion of the demand raised by the Income tax authorities. On further appeal filed by the income tax authorities, the second appellate authority upheld the claim of the company for the years ended March 31, 2001, 2002, 2003 and 2004. In December 2008, the Company received, on similar grounds, an additional tax demand of Rs. 5,388 Million (including interest of Rs. 1,615 Million) for the financial year ended March 31, 2005. The Company has filed an appeal against the said demand within the time limits permitted under the statute.

Considering the facts and nature of disallowance and the order of the first appellate authority upholding Company’s claims for earlier years, the Company expects the final outcome of the above disputes in Wipro’s favour.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
11.	The list of subsidiaries as of September 30, 2009 is as follows:

Country
Direct Subsidiaries	Step Subsidiaries		of Incorporation
Wipro Inc.			USA
	Wipro Gallagher Solutions Inc		USA
	Enthink Inc.		USA
	Infocrossing Inc		USA
		Infocrossing, LLC	USA
cMango Pte Limited			Singapore
Wipro Japan KK			Japan
Wipro Shanghai Limited			China
Wipro Trademarks Holding Limited			India
	Cygnus Negri Investments Private Limited		India
Wipro Travel Services Limited			India
Wipro Consumer Care Limited			India
Wipro Holdings (Mauritius) Limited			Mauritius
	Wipro Holdings UK Limited		UK
		Wipro Technologies UK Limited	UK
		BVPENTEBeteiligun gsverwaltung GmbH	Austria
		New Logic Technologies GmbH	Austria
		NewLogic Technologies SARL	France
		3D Networks FZ-LLC	Dubai
		3D Networks (UK) Limited	UK
Wipro Cyprus Private Limited			Cyprus
	Wipro Technologies S.A DE C.V		Mexico
	Wipro BPO Philippines LTD. Inc		Philippines
	Wipro Holdings Hungary Korlátolt Felel•sség• Társaság		Hungary
	Wipro Technologies Argentina SA		Argentina
	Wipro Information Technology Egypt SAE		Egypt
	Wipro Arabia Limited (a)		Saudi Arabia
	Wipro Poland Sp Zoo		Poland
	Wipro Information Technology Netherlands BV (Formely Retail Box BV)		Netherlands
		Wipro Portugal S.A. (Formerly Enabler Informatics SA )	Portugal
		SAS Wipro France (Formerly Enabler France SAS)	France

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Country
Direct Subsidiaries	Step Subsidiaries		of Incorporation
		Wipro Retail UK Limited (Formerly Enabler UK Ltd )	UK
		Wipro do Brasil Technologia Ltda (Formerly Enabler Brasil Ltda)	Brasil
		Wipro Technologies Gmbh (Formerly Enabler and Retail Consult Gmbh)	Germany
		Wipro Technologies Limited, Russia	Russia
	Wipro Technologies OY		Finland
	Wipro Infrastructure Engineering AB		Sweden
		Wipro Infrastructure Engineering OY	Finland
		Hydrauto Celka San ve Tic	Turkey
	Wipro Technologies SRL		Romania
	Wipro Singapore Pte Limited		Singapore
		PT WT Indonesia	Indonesia
		Unza Holdings Limited (A)	Singapore
		Wipro Technocentre (Singapore) Pte Limited	Singapore
		Wipro (Thailand) Co Limited	Thailand
Wipro Australia Pty Limited			Australia
Wipro Networks Pte Limited (formerly 3D Networks Pte Limited)			Singapore
Planet PSG Pte Limited			Singapore
	Planet PSG SDN BHD		Malaysia
Wipro Chengdu Limited			China
Wipro Chandrika Limited (b)			India
WMNETSERV Limited			Cyprus
	WMNETSERV (UK) Ltd.		UK
	WMNETSERV INC.		USA
Wipro Technology Services Limited			India

All the above subsidiaries are 100% held by the Company except the following:

a)	66.67% held in Wipro Arabia Limited

b)	90% held in Wipro Chandrika Limited

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
A.	Step Subsidiary details of Unza Holdings Limited are as follows :

Country
Direct Subsidiaries	Step Subsidiaries		of Incorporation
Unza Company Pte Ltd			Singapore
Unza Indochina Pte Ltd			Singapore
	Unza Vietnam Co., Ltd		Vietnam
Unza Cathay Ltd			Hong Kong
Unza China Ltd			Hong Kong
	Dongguan Unza Consumer Products Ltd.		China
PT Unza Vitalis			Indonesia
Unza Thailand Limited			Thailand
Unza Overseas Ltd			British virgin islands
Unza Africa Limited			Nigeria
Unza Middle East Ltd			British virgin islands
Unza International Limited			British virgin islands
Positive Equity Sdn Bhd			Malaysia
Unza Nusantara Sdn Bhd			Malaysia
	Unza Holdings Sdn Bhd		Malaysia
	Unza Malaysia Sdn Bhd		Malaysia
		UAA (M) Sdn Bhd	Malaysia
	Manufacturing Services Sdn Bhd		Malaysia
		Shubido Pacific Sdn Bhd (a)	Malaysia
	Gervas Corporation Sdn Bhd		Malaysia
		Gervas (B) Sdn Bhd	Malaysia
	Formapac Sdn Bhd		Malaysia

a)	All the above subsidiaries are 100% held by the Company except Shubido Pacific Sdn Bhd in which the holding is 62.55%

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
12.	The Company is currently organized by business segments, comprising IT Services, IT Products, Consumer Care and Lighting and Others. Business segments have been determined based on system of internal financial reporting to the board of directors and chief executive officer and are considered to be primary segments. The secondary segment is identified based on the geographic location of the customer.

IT Services segment provides IT and IT enabled services to customers. Key service offering includes software application development, application maintenance, research and development services for hardware and software design, data center outsourcing services and business process outsourcing services.

IT Products segment sells a range of Wipro personal desktop computers, Wipro servers and Wipro notebooks and is a value added reseller of desktops, servers, notebooks, storage products, networking solutions and packaged software for leading international brands.

The Consumer Care and Lighting segment manufactures, distributes and sells personal care products, baby care products, lighting products and hydrogenated cooking oils for the Indian and Asian market.

‘Others’ consist of business segments that do not meet the requirements individually for a reportable segment and includes other unallocable corporate income/expenses and assets/liabilities as defined in AS 17- Segment Reporting.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
     The segment information for the quarter and six months ended September 30, 2009 is as follows:

	Rs. in Million
	Quarter ended September 30,			Six Months ended September 30,			Year ended March 31,
			Variance			Variance
Particulars	2009	2008	(% )	2009	2008	(% )	2009
Revenues
IT Services	49,957	47,500	5%	98,205	91,545	7%	191,661
IT Products	11,834	10,023	18%	19,436	17,486	11%	34,552
Consumer Care and Lighting	5,866	5,269	11%	11,329	10,396	9%	20,830
Others	1,584	2,470		3,062	5,756		9,144
Eliminations	(69)	(189)		(121)	(443)		(745)

TOTAL	69,172	65,073	6%	131,911	124,740	6%	255,442

Profit before interest and tax — PBIT
IT Services	11,871	9,959	19%	22,647	19,144	18%	40,323
IT Products	597	429	39%	912	677	35%	1,481
Consumer Care and Lighting	725	643	13%	1,512	1,252	21%	2,548
Others	(166)	25		(449)	206		(348)

TOTAL	13,027	11,056	18%	24,622	21,279	16%	44,004

Interest and Other Income, Net	612	301		1,000	585		1,192

Profit before tax	13,639	11,357	20%	25,622	21,864	17%	45,196

Income Tax expense including Fringe Benefit Tax	(2,085)	(1,659)		(3,948)	(3,185)		(6,460)

Profit before share in earnings of associates and minority interest	11,554	9,698	19%	21,674	18,679	16%	38,736
Share in earnings of associates	121	106		206	213		362
Minority interest	(58)	(22)		(107)	(34)		(99)

PROFIT AFTER TAX	11,617	9,782	19%	21,773	18,858	15%	38,999

Operating Margin
IT Services	23.8%	21.0%		23.1%	20.9%		21.0%
IT Products	5.0%	4.3%		4.7%	3.9%		4.3%
Consumer Care and Lighting	12.4%	12.2%		13.3%	12.0%		12.2%

TOTAL	18.8%	17.0%		18.7%	17.1%		17.2%

CAPITAL EMPLOYED AS AT PERIOD END
IT Services and Products	109,643	94,830		109,64	394,830		115,686
Consumer Care and Lighting	17,727	18,942		17,727	18,942		18,689
Others	80,190	66,457		80,190	66,457		59,053

TOTAL	207,560	180,229		207,560	180,229		193,428

CAPITAL EMPLOYED COMPOSITION AS AT PERIOD END
IT Services and Products	53%	53%		53%	53%		60%
Consumer Care and Lighting	8%	11%		8%	11%		10%
Others	39%	36%		39%	36%		30%

TOTAL	100%	100%		100%	100%		100%

RETURN ON AVERAGE CAPITAL EMPLOYED DURING THE PERIOD
IT Services and Products	46%	45%		42%	42%		40%
Consumer Care and Lighting	16%	14%		17%	14%		14%

TOTAL	26%	25%		25%	25%		25%

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Notes to Segment Repdort
a)	The segment report of Wipro Limited and its consolidated subsidiaries and associates has been prepared in accordance with the AS 17 “Segment Reporting” issued pursuant to the Companies (Accounting Standard) Rules, 2006 and by The Institute of Chartered Accountants of India.

b)	In certain total outsourcing contracts of IT services segment, the company delivers hardware, software and other related deliverables. Revenue relating to these items are reported in the IT products segment.

c)	Segment revenue includes the following exchange differences, which are reflected under other income in the financial statements.

	(Rs in Million)
	Quarter ended		Six months ended		Year ended
	September 30,		September 30,		March 31,
Particulars	2009	2008	2009	2008	2009

IT Services	133	(147)	(1,149)	(818)	(1,308)
IT Products	(8)	(122)	(124)	(134)	(229)
Consumer Care & Lighting	4	1	(5)	(7)	(54)
Others	111	(13)	112	(19)	38

	240	(281)	(1,166)	(978)	(1,553)

d)	Segment wise depreciation is as follows:

	(Rs in Million)
	Quarter ended		Six months ended		Year ended
	September 30,		September 30,		March 31,
Particulars	2009	2008	2009	2008	2009

IT Services	1,790	1,444	3,351	2,807	6,067
IT Products	44	46	90	89	88
Consumer Care & Lighting	117	96	239	192	420
Others	65	75	134	151	289

	2,016	1,661	3,814	3,239	6,864

e)	Segment PBIT includes Rs 231 Million and Rs. 384 Million (quarter and six months ended September 30, 2008: Rs 124 Million and Rs. 266 Million respectively, March 31, 2009: Rs 581 million) for the quarter and six months ended September 30, 2009 , respectively of certain operating other income which is reflected in other income in the Financial Statements.

f)	Capital employed of segments is net of current liabilities. The net current liability of segments is as follows :

	(Rs in Million)
	As of		Year ended
	September 30,		March 31,
Particulars	2009	2008	2009

IT Services and Products	51,793	56,227	58,918
Consumer Care & Lighting	4,777	4,015	4,026
Others	18,412	17,422	22,494

	74,982	77,664	85,438

g)	The Company has four geographic segments: India, USA, Europe and Rest of the World. Significant portion of the segment assets are in India. Revenue from geographic segments based on domicile of the customers is outlined below:

	(Rs in Million)
	Quarter ended				Six months ended				As of
	September 30,				September 30,				March 31,
Particulars	2009	%	2008	%	2009	%	2008	%	2009	%

India	17,023	25	15,354	24	29,943	23	27,912	23	54,608	21
United States of America	30,175	44	28,112	43	59,311	45	54,300	44	115,105	45
Europe	13,765	20	14,638	22	27,035	20	29,111	23	57,109	22
Rest of the world	8,209	11	6,969	11	15,622	12	13,417	10	28,620	12

	69,172	100	65,073	100	131,911	100	124,740	100	255,442	100

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
h)	The Company offers extended collection terms in certain large total outsourcing contracts . The extended collection terms in such outsourcing contracts relate to IT hardware, software and certain transformation services. Corporate Treasury provides internal financing to the business units offering extended collection terms and accordingly such receivables are reflected in Capital Employed of Others segment. As of September 30, 2009, Capital Employed of Others includes Rs. 5,323 million (September 30, 2008: Rs. 2,273 million, March 31, 2009: Rs. 4,311 million) of such receivables on extended collection terms.

i)	For the purpose of reporting, business segments are considered as primary segments and geographic segments are considered as secondary segments.

13.	Cash and Bank

Details of balances with banks as of September 30, 2009 are as follows:

(Rs in Million)
	Current	Deposit
Bank Name	Account	Account	Total

Canara Bank	—	6,003	6,003
HSBC Bank	4,993	128	5,121
Wells Fargo Bank	4,161	—	4,161
Oriental Bank of Commerce	3	3,180	3,183
IDBI Bank	12	2,200	2,212
Citi Bank	1,315	382	1,697
HDFC Bank	1,619	—	1,619
Bank of India	3	1,105	1,108
State Bank of India	263	755	1,018
The Saudi British Bank	927	—	927
ICICI Bank	11	750	761
Central Bank of India	—	700	700
Bank of America	208	—	208
Others	1,231	314	1,545
Cash and cheques on hand	—	—	896

Total	14,746	15,517	31,159

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
14.	Investments
(a)	Investments in Indian money market mutual funds as on September 30, 2009:

(Rs in Million)
As of
Fund House	September 30, 2009

Reliance	10,044
ICICI Prudential	9,897
HDFC	5,403
KOTAK	4,131
Franklin Templeton	3,964
Birla Sun Life	2,799
LIC	1,112
UTI	1,110
TATA	1,101
IDFC	532
Religare	491
Fortis	401
JPMORGAN	401

Total	41,386

(b)	Investment in Certificates of Deposit as on September 30, 2009:

(Rs in Million)
Particulars	As of September 30, 2009

IDBI Bank	479
State Bank of Bikaner and Jaipur	230
American Express Bank	24
Bank of Baroda — New York	12
Beal Bank Poland	24
Texas Capital Bank	11

Total	780

(c)	Other investments as of September 30, 2009:

(Rs in Million)
Particulars	As of September 30, 2009

Non-Convertible Debentures -Citicorp Finance	500
Investment in WEP Peripherals	85
Other investments	7

Total	592

15.	During the year ended March 31, 2007, the Company acquired certain entities providing computer aided design and engineering services for a consideration of Rs.142 Million, and additional consideration based on achievement of specified revenues and profit milestone over a period of 3 years. The additional consideration payable is recognized when the payment is probable and can be reasonably estimated.

During the year ended March 31, 2008, these acquired entities were merged with other entities of Wipro. The merger was accounted as ‘amalgamation in the nature of merger’ in accordance with AS 14 , Accounting for Amalgamation, and the goodwill relating to the acquisition was adjusted against general reserve.

During the quarter and six months ended September 30, 2009, the Company determined that Rs. 1,097 Million of additional consideration is payable. Pursuant to the merger of acquired entities, this additional consideration has been adjusted against general reserve.

16.	Corresponding figures for previous periods presented have been regrouped, where necessary, to confirm to the current period classification.